Exhibit 32.1

Certifications Pursuant to 18 U.S.C. Sec. 1350

The undersigned officer certifies that this Annual Report on Form 10-KSB complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and the information contained in such report fairly represents, in all material respects, the financial condition and results of operations of the Company.

Date: May 11, 2004

Lion Capital Holdings, Inc.
/s/ Timothy T. Page
Timothy T. Page
Chief Executive Officer, Principal Financial Officer